SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 3, 2011

UNIVERSAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Virginia	001-00652	54-0414210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9201 Forest Hill Avenue Richmond, Virginia (Address of Principal Executive offices)	23235 (Zip Code)

Registrant’s telephone number, including area code:
(804) 359-9311

Former name or former address, if changed since last report:
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On November 3, 2011, the Registrant entered into a new Credit Agreement (the “Credit Agreement”), dated as of November 3, 2011, among the Registrant, as Borrower; the Lenders from time to time party thereto; and JPMorgan Chase Bank, N.A., as Administrative Agent, SunTrust Bank, as Syndication Agent and AgFirst Farm Credit Bank and The Royal Bank of Scotland plc as Co-Documentation Agents, with an initial aggregate principal amount at any time outstanding not to exceed $550,000,000.

The Credit Agreement provides for a term loan facility (the “Term Loan Facility”) in the amount of up to $100,000,000 (the loans thereunder, the “Term Loans”) and a revolving loan facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Credit Facilities”) of up to $450,000,000 (the loans thereunder, the “Revolving Credit Loans” and, collectively with the Term Loans, the “Loans”), of which up to $150,000,000 is available for letters of credit and up to $40,000,000 is available for short-term borrowings on a swingline basis.  The Credit Agreement also provides that the Registrant may, at its option, increase the aggregate amount of the Revolving Credit Facility and/or obtain incremental term loans in an amount up to $100,000,000 without the consent of any lenders not participating in such increase, subject to certain customary conditions and lenders committing to provide the increase in funding.  There can be no assurance that additional funding will become available.  Commitments under the Credit Agreement are subject to a facility fee of 0.25% to 0.50% depending upon the Registrant’s ratio of total debt (as defined in the Credit Agreement) to EBITDA.

On November 3, 2011, the Registrant borrowed $100,000,000 pursuant to the Term Loans.  The final maturity of the Term Loans is November 3, 2016.  Subject to adjustment for prepayments, the Term Loans will be repaid in quarterly installments of $1,250,000 for the first four quarters starting on March 31, 2012, $2,500,000 for the next four quarters, $3,750,000 for the next four quarters, $5,000,000 for the next four quarters  and $12,500,000 for the next three quarters, with the remaining balance due upon maturity.

The proceeds of the Revolving Credit Loans may be used for general corporate purposes of the Registrant and its subsidiaries.  The commitments under the Revolving Credit Facility expire on November 3, 2016, and any Revolving Credit Loans will be payable in full at that time.

Loans designated by the Registrant at the time of borrowing as “ABR Loans” that are outstanding under the Credit Agreement bear interest at a rate per annum equal to (i) the greatest of (a) the Prime Rate (as defined in the Credit Agreement) in effect on such day; (b) the Federal Funds Effective Rate (as defined in the Credit Agreement) in effect on such day plus 1/2 of 1%; and (c) the Adjusted LIBO Rate (as defined in the Credit Agreement) for a one-month interest period on such day plus 1%; plus (ii) the Applicable Margin.  Loans designated by the Registrant at the time of borrowing as “Eurodollar Loans” that are outstanding under the Credit Agreement bear interest at a rate per annum equal to the Adjusted LIBO Rate (as defined in the Credit Agreement) for the interest period in effect for such borrowing plus the Applicable Margin.  The “Applicable Margin” means a percentage ranging from 0.50% to 1.25% per annum for ABR Loans and a percentage ranging from 1.50% to 2.25% per annum for Eurodollar Loans, in each case depending upon the Registrant’s ratio of total debt (as defined in the Credit Agreement) to EBITDA.   The interest rate under the Term Loans is currently 2.43% per annum.

As a condition of closing the Credit Facility, the Registrant terminated an existing, $400 million revolving credit facility that would have matured on August 31, 2012.

Under the terms of the Credit Agreement, the Registrant must maintain certain levels of tangible net worth and observe restrictions on debt levels.

The Credit Agreement also contains customary representations and warranties that must be accurate in order for the Registrant to borrow under the Revolving Credit Facility.  In addition, the Credit Agreement contains customary events of default.  If an event of default occurs and is continuing, the Registrant may be required immediately to repay all amounts outstanding under the Credit Agreement.

The foregoing description does not purport to be a complete description of the parties’ rights and obligations under the above-described Credit Agreement.  The above description is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On November 3, 2011, the Registrant terminated their $400,000,000 Credit Agreement, dated August 31, 2007, among the Registrant, the lenders party thereto and Wachovia Bank, National Association, as administrative agent (as amended to date, the “2007 Credit Agreement”).  The 2007 Credit Agreement was terminated in connection with the entry into the Credit Agreement described above under Item 1.01 of this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
99.1
Credit Agreement dated November 3, 2011, among the Registrant, as Borrower; the Lenders from time to time party thereto; and JPMorgan Chase Bank, N.A., as Administrative Agent, SunTrust Bank, as Syndication Agent and AgFirst Farm Credit Bank and The Royal Bank of Scotland plc as Co-Documentation Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL CORPORATION (Registrant)
By:
/s/ Preston D. Wigner
	Name:	Preston D. Wigner
	Title:	Vice President, General Counsel, Secretary, and Chief Compliance Officer

Date: November 8, 2011

EXHIBIT INDEX

99.1
Credit Agreement, dated as of November 3, 2011, among the Registrant, as Borrower; the Lenders from time to time party thereto; and JPMorgan Chase Bank, N.A., as Administrative Agent, SunTrust Bank, as Syndication Agent and AgFirst Farm Credit Bank and The Royal Bank of Scotland plc as Co-Documentation Agents.*

* Filed Herewith